August 9, 2013

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

BANK OF THE CASCADES SECOND QUARTER 2013 RESULTS WITH CONTINUED EARNINGS RESULTING FROM A NON-RECURRING TAX BENEFIT ARISING FROM RECOGNITION OF DEFERRED TAX ASSET

Bend, Ore – August 9, 2013 – Cascade Bancorp (NASDAQ: CACB) (“Company”) the holding company for Bank of the Cascades (“Bank”), announced 2013 second quarter results showing continued growth. Net income and shareholder equity was significantly and positively affected by the non-recurring release of our deferred tax asset ("DTA") valuation allowance. The release of the DTA allowance is recorded as a non-recurring $51.7 million benefit to income taxes in the Company’s income statement. The recognition of DTA indicates that it is more likely than not that future taxable income will be sufficient to realize the benefit of the Company’s tax profile over time. Also during the second quarter of 2013 the Company recorded non-recurring charges which we anticipate will position the Company for improved profitability going forward. The largest of these charges was a $3.8 million prepayment penalty to extinguish high rate FHLB advances. This payoff is expected to reduce Company borrowing costs in the future by approximately $500 thousand per quarter.
With the release of DTA at June 30, 2013, stockholders’ equity increased to $187.9 million or $3.95 per share as compared to $140.8 million or $2.97 per share at December 31, 2012 when net DTA was nil.

The full details of the Company’s second quarter 2013 results were filed with the SEC in the Company’s quarterly report on Form 10-Q on August 9, 2013.

Financial Highlights of the Second Quarter and period ended June 30, 2013

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Net Income for the Second Quarter of 2013: After recognizing the non-reoccurring DTA, partially offset by the $3.8 million prepayment penalty to extinguish high rate FHLB advances, the Bank reported second quarter 2013 net income of $46.4 million.

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Earnings per Share: Diluted earnings per share for the six months ended June 30, 2013, which were largely influenced by recognition of the non-recurring DTA, were $1.02 per common share compared to $0.06 per share for the six months ended June 30, 2012.

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Stockholder Equity/Book Value Per Share: Stockholder equity increased to $187.9 million or $3.95 per share at June 30, 2013 as compared to $140.8 million or $2.97 per share at December 31, 2012 due to DTA recognition.

•	Loans: Gross loans up $54.4 million or 6.34% compared to December 31, 2012.

•	Deposits: Total deposits up $28.0 million or 2.60% compared to December 31, 2012.

•	Credit Quality: Reserve for loan losses at June 30, 2013 was $22.7 million or 2.49% of loans compared to $27.3 million or 3.17% of loans at December 31, 2012.

•	Credit Quality: Non-performing assets were 0.84% of total assets at June 30, 2013 compared to 1.94% at December 31, 2012.

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Credit Quality: Substandard loans were reduced by 54.06% to $58.2 million at June 30, 2013 as compared to December 31, 2012. Net charge-offs for the quarter were $2.9 million mainly related to resolution of substandard loans.

•	Net Interest Margin ("NIM"): NIM was 3.75% at June 30, 2013 compared to 4.11% at December 31, 2012.

“Recognition of the deferred tax asset is a regular occurrence at banks that have rebounded from periods of operating losses. We believe the DTA was already largely built into Cascade’s current stock price,” commented Terry Zink, President and Chief Executive Officer. “However with the DTA recognition it reinforces the strength of our capital and our confidence in sustainable profitability into the future. In doing so we believe this action underscores that Cascade has fully returned to its standing as a premier banking franchise in the Northwest.”

Zink continued, “Most importantly for our customers, this means Cascade stands strong in providing business and consumer credit as well as mortgage loans and advanced technology to make community banking convenient. We are committed to growing the health and prosperity of our local economies by partnering with customers and neighbors who chose the advantages of investing in their communities by banking local.”

Total loans outstanding increased to $928.3 million at June 30, 2013, a year to date increase of $69.6 million. The growth was attributable to local lending including owner-occupied commercial real estate, small business loans and lines, consumer lending, including residential mortgages and increased shared national credits in the commercial and industrial portfolio.

Loan quality continued to improve with remediation of special mention and substandard loans. These adversely risk rated loans totaled $107.1 million at June 30, 2013 as compared to $175.6 million at December 31, 2012. Remediation was accomplished through payoffs/pay downs, note sales and/or charge offs related to the restructure of adversely risk rated loans as well as credit upgrades owing to improved obligor cash flows. Also, non-performing assets as of June 30, 2013 improved to 0.84% of total assets as compared to 1.94% at December 31, 2012. During the second quarter of 2013, management made a provision for loan losses of $1.0 million partially offsetting $2.9 million in net charge offs, a portion of which relates to the remediation of legacy substandard loans.

Deposit balances increased to $1.1 billion at June 30, 2013, a year-to-date increase of $28.0 million as the Bank worked with existing customer relationships to expand relationships while also earning the business of new customers choosing Bank of the Cascades.

Net interest income was $11.5 million for the second quarter of 2013, down $1.0 million compared to the second quarter of 2012 and down $2.5 million year to date June 30, 2013 as compared to the year ago period. These declines were mainly due to reductions in yields on earnings assets as a result of the historically low interest rate market environment. Interest expense for the second quarter of 2013 decreased $0.4 million compared to the second quarter of 2012 and $0.9 million for the six months ended June 30, 2013 compared to the year ago period. This decrease in interest expense was due to the decreased rates on deposits in the low market rate environment. During the second quarter of 2013, the Company prepaid $60.0 million of FHLB advances bearing a weighted average rate of 3.17% which is intended to reduce future interest expense by approximately $0.5 million per quarter.

Non-interest income in the second quarter of 2013 was comparable to the second quarter of 2012, while non-interest expense in the second quarter of 2013 was $5.1 million higher than the second quarter of 2012 primarily due to the $3.8 million prepayment penalty of FHLB advances and the $1.3 million recorded for one-time human resource related items including incentive and severance obligations and $0.4 million associated with branch consolidation costs.

As the Bank moves into the second half of the year, it is investing in enhancing the convenience to customers with new online banking and bill pay services. The new platforms pave the way for mobile banking and mobile deposit services later in the year. According to Zink, “We are committed to being an attractive alternative to big bank competitors and offering customer access and conveniences that deliver the advantages of local banking anytime and anywhere.” Additionally, the Bank continues to expand its offering of mortgage services and its team of experienced mortgage lenders to help customers realize home ownership opportunities.

On July 9, 2013 Bank of the Cascades announced its intention to purchase the Klamath Falls branch of AmericanWest Bank and the customer relationships of the AmericanWest Bank (known locally as Premier West) branches in Bend and Redmond, Oregon. According to Zink, “We look forward to welcoming new customers to our bank and expanding our franchise to serve customers in the Klamath Basin. We are especially pleased that we are able to provide continuing career opportunities for the employees of the branches we are purchasing, and provide them with the benefits of continued employment. “

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 30 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2012, as well as the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2012, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2012, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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